Exhibit 99.1

Contact: Janet Kirkley, 704-532-3318 —For Immediate Release—

Speedway Motorsports Reports Results for the Three and Six Months

Ended June 30, 2011 and Reaffirms Full Year 2011 Guidance

CONCORD, NC (August 3, 2011) – Speedway Motorsports, Inc. (SMI) (NYSE:TRK) today reported second quarter 2011 total revenues of $153.1 million and adjusted non-GAAP income from continuing operations of $20.5 million or $0.49 per diluted share. Six month 2011 total revenues were $239.8 million and adjusted non-GAAP income from continuing operations was $23.7 million or $0.57 per diluted share. Also, SMI reaffirmed its full year 2011 earnings guidance of $0.90 to $1.20 per diluted share from continuing operations, excluding the 2011 charges described below. GAAP loss from continuing operations was $28.1 million and $29.3 million, or $0.68 and $0.71 per diluted share, for the three and six month 2011 periods.

The adjusted non-GAAP results exclude a first quarter 2011 charge for early debt redemption and refinancing and a non-cash second quarter 2011 impairment charge as further discussed and reconciled with comparable GAAP amounts below.

Second quarter and year-to-date 2011 results were also impacted by, among other factors, the following:

•	Atlanta Motor Speedway held a NASCAR Sprint Cup Series racing event in the first quarter 2010 that was realigned to Kentucky Speedway in the third quarter 2011

•	New Hampshire Motor Speedway held a NASCAR Sprint Cup and a Nationwide Series racing event in the second quarter 2010 that was held in the third quarter 2011

•	Charlotte Motor Speedway held a NHRA Nationals racing event in the first quarter 2010 that was held in the second quarter 2011

•	Kentucky Speedway held a NASCAR Nationwide Series racing event in the second quarter 2010 that was held in the third quarter 2011

•	Ongoing effects of challenging economic conditions, including high food and fuel prices, as well as high unemployment

•	Lower interest expense from first quarter 2011 debt refinancing transactions

•	Higher effective income tax rates in 2011

Second Quarter Comparison

•	Total revenues were $153.1 million in 2011 compared to $177.6 million in 2010

•	Goodwill impairment charge was $48.6 million or $1.17 per diluted share (with no tax benefit) in 2011

•	Loss from continuing operations was $28.1 million or $0.68 per diluted share in 2011 compared to income from continuing operations of $24.1 million or $0.57 per diluted share in 2010

•	After tax losses from discontinued operations were $179,000 or $0.00 per diluted share in 2011 compared to $1.0 million or $0.02 per diluted share in 2010

•	Net loss was $28.3 million or $0.68 per diluted share in 2011 compared to net income of $23.0 million or $0.55 per diluted share in 2010

•	Non-GAAP income from continuing operations was $20.5 million or $0.49 per diluted share in 2011 compared to $24.1 million or $0.57 per diluted share in 2010

Year-to-Date Comparison

•	Total revenues were $239.8 million in 2011 compared to $296.1 million in 2010

•	Goodwill impairment charge was $48.6 million or $1.17 per diluted share (with no tax benefit) in 2011

•	After tax loss on early debt redemption and refinancing was $4.5 million or $0.11 per diluted share in 2011

•	Loss from continuing operations was $29.3 million or $0.71 per diluted share in 2011 compared to income from continuing operations of $34.3 million or $0.81 per diluted share in 2010

•	After tax losses from discontinued operations were $453,000 or $0.01 per diluted share in 2011 compared to $2.3 million or $0.05 per diluted share in 2010

•	Net loss was $29.8 million or $0.72 per diluted share in 2011 compared to net income of $32.0 million or $0.76 per diluted share in 2010

•	Non-GAAP income from continuing operations was $23.7 million or $0.57 per diluted share in 2011 compared to $34.3 million or $0.81 per diluted share in 2010

The Company’s admissions and many event related and other revenue categories continue to be negatively impacted by declines in consumer and corporate spending due to weak economic conditions, including high fuel prices and unemployment. In 2011, similar to 2010, management has reduced many ticket prices and increased promotional spending to help foster fan support and mitigate any near-term demand weakness. Admissions revenue declines for the second quarter 2011 largely reflect lower average ticket prices, while for year-to-date reflect both lower average ticket prices and fewer fans attending our race events in the first quarter 2011. Because many revenues, such as admissions and corporate marketing arrangements, are sold well in advance of scheduled events, management believes it will take relatively longer for SMI’s results to reflect sales growth as economic conditions improve.

Non-GAAP Financial Information and Reconciliation

Income or loss from continuing operations, and diluted earnings or loss per share from continuing operations, as adjusted, set forth below are non-GAAP (other than generally accepted accounting principles) financial measures presented as supplemental disclosures to income or loss from continuing operations and diluted earnings or loss per share from continuing operations. The following schedule reconciles those non-GAAP financial measures to their most directly comparable information presented using GAAP, all net of taxes. Management believes such non-GAAP information is useful and meaningful to investors and helps in understanding, using and comparing the Company’s results of continuing operations separate from discontinued operations and 2011 charges. Management uses the non-GAAP information to assess the Company’s continuing operations for the periods presented, analyze performance trends and make decisions regarding future operations because it believes this separate information better reflects ongoing operating results. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as alternatives to net income or loss, diluted earnings or loss per share, or income or loss and diluted earnings or loss per share from continuing operations, determined in accordance with GAAP.

	Three Months Ended June 30:		Six Months Ended June 30:
	2011	2010	2011	2010
	(in thousands, except per share amounts)
Consolidated net (loss) income using GAAP	$(28,273)	$23,020	$(29,791)	$31,998
Loss from discontinued operation	179	1,034	453	2,311

Consolidated (loss) income from continuing operations	(28,094)	24,054	(29,338)	34,309
Impairment of goodwill	48,609	—	48,609	—
Loss on early debt redemption and refinancing	14	—	4,471	—

Non-GAAP consolidated income from continuing operations	$20,529	$24,054	$23,742	$34,309

Consolidated diluted (loss) earnings per share using GAAP	$(0.68)	$0.55	$(0.72)	$0.76
Loss from discontinued operation	—	0.02	0.01	0.05

Consolidated diluted (loss) earnings per share from continuing operations	(0.68)	0.57	(0.71)	0.81
Impairment of goodwill	1.17	—	1.17	—
Loss on early debt redemption and refinancing	—	—	0.11	—

Non-GAAP diluted earnings per share from continuing operations	$0.49	$0.57	$0.57	$0.81

Significant 2011 Second Quarter Racing Events

•	Bristol Motor Speedway – Ford NHRA Thunder Valley Nationals presented by Tri-Cities Area Ford Dealers racing event

•

Charlotte Motor Speedway – NASCAR Sprint All-Star Race, Coca-Cola 600 Sprint Cup, Top Gear 300 Nationwide and North Carolina Education Lottery 200 Camping World Truck Series racing events, and VisitMyrtleBeach.com NHRA Four-Wide Nationals racing event

•	Infineon Raceway – NASCAR Toyota/Save Mart 350 Sprint Cup Series racing event

•	Las Vegas Motor Speedway – SummitRacing.com NHRA Nationals racing event

•	Texas Motor Speedway – NASCAR Samsung Mobile 500 Sprint Cup, O’Reilly Auto Parts 300 Nationwide and WinStar World Casino 400 Camping World Truck, and IndyCar Firestone Twin 275s, Series racing events

2011 Earnings Guidance Reaffirmed

The Company reiterated that second quarter 2011 results are consistent with its previous full year 2011 earnings guidance of $0.90 to $1.20 per diluted share from continuing operations. This guidance excludes the charges related to debt refinancing and impairment described below. The wide range of earnings guidance reflects the continuing negative impact of uncertain economic conditions, as well as the timing and pace of economic recovery. High or increasing food and fuel prices or unemployment could significantly impact our future results.

The Company’s 2011 results reflect a non-cash charge of $48.6 million, with no income tax benefit, for goodwill impairment related to New Hampshire Motor Speedway (NHMS). The Company’s annual impairment evaluation was negatively impacted by the severity and length of the recession extending beyond that previously forecast, reducing visibility on profitability recovery.

In the first quarter 2011, the Company amended and restated its Credit Facility, issued new Senior Notes due 2019 and redeemed Senior Subordinated Notes previously due 2013. The Company reflected a charge for early redemption premium, unamortized net deferred loan costs, and settlement payment and transaction costs associated with the former debt arrangements of approximately $4.5 million, net of income taxes of $2.9 million.

Stock Repurchase Program and Dividends

During the six months ended June 30, 2011, the Company repurchased 130,000 shares of common stock for approximately $1.9 million under its previously announced stock repurchase program. As of June 30, 2011, the Company has repurchased 3,507,000 shares since adoption of the program in April 2005, and the total number of shares available for future repurchase under the program, as currently authorized, is 493,000.

During the six months ended June 30, 2011, the Company declared and paid cash dividends of $0.10 per share of common stock each quarter for a combined aggregate of approximately $8.3 million. On July 20, 2011, the Company’s Board of Directors declared a quarterly cash dividend of $0.10 per share of common stock, aggregating approximately $4.2 million, payable on September 9, 2011 to shareholders of record as of August 19, 2011. The Board of Directors plans to continue to evaluate cash dividends on a quarterly basis in the future.

Comments

“Our second quarter results, excluding a sizable non-cash charge, exceeded our expectations and reflect growing indications that attendance trends are stabilizing, as well as current and prospective corporate marketing interest is increasing,” stated Marcus G. Smith, Chief Operating Officer and President of Speedway Motorsports. “The non-cash charge overshadows our progress with cost reduction efforts and benefits of reduced interest costs under our successful first quarter 2011 financing transactions. And we continue to believe our price reductions are successfully helping offset the tough economic times for our fans.

“On a brighter note, Charlotte Motor Speedway proudly showcased the world’s largest high-definition video board to rave reviews and larger NASCAR Sprint All-Star race crowds this May than last year. Also, the favorable trends for television ratings continue to demonstrate renewed fan excitement and media interest from NASCAR’s ongoing changes to improve on-track racing competition. Economic conditions remain tough, but SMI is positioning itself for return to long-term growth.”

“What was intended to be an incredibly successful, sold-out inaugural NASCAR Sprint Cup race in July at our newly modernized Kentucky Speedway was marred by extreme traffic and other congestion for which we remain apologetic,” stated O. Bruton Smith, Chairman and Chief Executive Officer of Speedway Motorsports. “This is not SMI’s way. We build the finest, most fan-pleasing facilities and infrastructure possible for our fans and our sport. Our history is conducting exceptionally fan-appealing, entertaining and successful events. We are already progressing on improving and expanding on-site road systems, available parking, restroom, and other facilities at the speedway, as well as working with the State of Kentucky to help improve surrounding roadways.

“Notwithstanding these fixable issues, the interest and excitement surrounding this inaugural race event far exceeded our expectations. We remain more confident than ever that Kentucky’s premium market represents a tremendous long-term growth opportunity for SMI, as well as broadcasters and advertisers, and will undoubtedly join SMI’s successful history of investing in first-class facilities.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Infineon Raceway, Kentucky

Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. The Company also equally owns Motorsports Authentics, a joint venture formed with International Speedway Corporation to design, market and sell licensed motorsports merchandise. For more information, visit the Company’s website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to our future operations and financial results. There are many factors that affect future events and trends of our business including, but not limited to, economic factors, weather, the success of NASCAR and others as sanctioning bodies, the success of our Motorsports Authentics merchandising joint venture, capital projects and expansion, financing needs, and a host of other factors both within and outside of management control. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management’s views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and webcast today at 10:00 AM (ET) open to the public. To participate in the conference call, you may dial 888-735-0476 (US / Canada / toll-free) or 706-758-1524 (international / local). The reference number is 86073926. A webcast of the call can be accessed at the Company’s website at www.speedwaymotorsports.com under “Event Calendar”. To listen to a playback of the call, you may dial 855-859-2056 or 404-537-3406 beginning at 12:00 PM (ET) August 3rd through 11:59 PM (ET) August 17th. The reference number is 86073926. Participating in the call will be Marcus G. Smith, Chief Operating Officer and President, and William R. Brooks, Vice Chairman, Chief Financial Officer and Treasurer.

Speedway Motorsports, Inc. and Subsidiaries

Selected Financial Data - Unaudited

For The Three and Six Months Ended June 30, 2011 and 2010

(In thousands except per share amounts)

	Three Months Ended		Six Months Ended
INCOME STATEMENT DATA	6/30/2011	6/30/2010	6/30/2011	6/30/2010

Revenues:
Admissions	$31,282	$41,115	$55,858	$78,241
Event related revenue	51,904	54,941	78,529	88,962
NASCAR broadcasting revenue	62,401	73,362	90,827	112,528
Other operating revenue	7,492	8,224	14,540	16,366

Total Revenues	153,079	177,642	239,754	296,097

Expenses and Other:
Direct expense of events	28,948	33,167	44,500	53,439
NASCAR purse and sanction fees	37,684	47,593	55,977	73,249
Other direct operating expense	5,669	6,516	11,043	12,657
General and administrative	23,036	23,664	44,539	45,491
Depreciation and amortization	13,323	13,689	26,573	27,336
Interest expense, net	10,114	13,027	21,361	26,575
Impairment of goodwill	48,609	—	48,609	—
Loss on early debt redemption and refinancing	23	—	7,456	—
Other income, net	(12)	(507)	(32)	(387)

Total Expenses and Other	167,394	137,149	260,026	238,360

(Loss) Income from Continuing Operations Before Income Taxes	(14,315)	40,493	(20,272)	57,737
Income Tax Provision	(13,779)	(16,439)	(9,066)	(23,428)

(Loss) Income from Continuing Operations	(28,094)	24,054	(29,338)	34,309
Loss from Discontinued Operation, Net of Taxes	(179)	(1,034)	(453)	(2,311)

Net (Loss) Income	($28,273)	$23,020	($29,791)	$31,998

Basic (Loss) Earnings Per Share:
Continuing Operations	($0.68)	$0.57	($0.71)	$0.81
Discontinued Operation	—	(0.02)	(0.01)	(0.05)

Net (Loss) Income	($0.68)	$0.55	($0.72)	$0.76

Weighted average shares outstanding	41,553	42,026	41,574	42,106

Diluted (Loss) Earnings Per Share:
Continuing Operations	($0.68)	$0.57	($0.71)	$0.81
Discontinued Operation	—	(0.02)	(0.01)	(0.05)

Net (Loss) Income	($0.68)	$0.55	($0.72)	$0.76

Weighted average shares outstanding	41,553	42,026	41,574	42,107

Major NASCAR-sanctioned Events Held During Period	6	9	10	14

Certain Race Schedule Changes:

•	Atlanta Motor Speedway held a NASCAR Sprint Cup Series racing event in the first quarter 2010 that was realigned to Kentucky Speedway in the third quarter 2011.

•	New Hampshire Motor Speedway held a NASCAR Sprint Cup and a Nationwide Series racing event in the second quarter 2010 that was held in the third quarter 2011.

•	Charlotte Motor Speedway held a NHRA Nationals racing event in the second quarter 2011 that was held in the first quarter 2010.

•	Kentucky Speedway held a NASCAR Nationwide Series racing event in the second quarter 2010 that was held in the third quarter 2011.

BALANCE SHEET DATA	6/30/2011	12/31/2010

Cash, cash equivalents and short-term investments	$91,351	$93,175
Net assets of discontinued operation	—	2,150
Total current assets	172,510	163,255
Property and equipment, net	1,191,004	1,169,281
Goodwill and other intangible assets, net	533,683	582,298
Total assets	1,936,277	1,951,524

Deferred race event income, net	88,786	67,084
Total current liabilities	148,717	107,131
Credit facility revolving and term loan borrowings	172,500	20,000
Total long-term debt	600,646	628,697
Total liabilities	1,109,182	1,085,287
Total stockholders’ equity	827,095	866,237